 Exhibit 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned, Mark J. McGuire, hereby constitutes and appoints each of PETER H. KAUFFMAN, JOHN G. NASSOS and PETER BRIGIDA, signing singly, as the undersigned's true and lawful attorney-in-fact to execute and file, for and on behalf of the undersigned, any Forms 3, 4 and 5 which the undersigned may be required to file from time to time with the Securities and Exchange Commission and any stock exchange or similar authority pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder in the undersigned's capacity as an officer of Peoples Energy Corporation or any subsidiary of such corporation.

The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is Peoples Energy Corporation assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by Peoples Energy Corporation, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney effective August 21, 2003.

          MARK J. McGUIRE
          MARK J. McGUIRE